Exhibit 99.2

Execution Copy

3 March 2025

FRESENIUS SE & CO. KGAA

as Seller
and

BOFA SECURITIES EUROPE SA

GOLDMAN SACHS BANK EUROPE SE

as Joint Global Coordinators and Joint Bookrunners
and

BNP PARIBAS

DEUTSCHE BANK AKTIENGESELLSCHAFT

as Joint Bookrunners
and

BANCO SANTANDER, S.A.

as Co-Lead Manager

SHARE PURCHASE AGREEMENT

relating to up to 10,500,000 ordinary bearer shares in

Fresenius Medical Care AG
(ISIN: DE0005785802)

Linklaters LLP

Exhibit 99.2
THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on 3 March 2025 between:

(1)	Fresenius SE & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Federal Republic of Germany (the “Seller”);

(2)	BofA Securities Europe SA, 51 rue La Boétie, 75008 Paris, France (“BofA”);

(3)	Goldman Sachs Bank Europe SE, Marienturm, Taunusanlage 9-10, 60329 Frankfurt am Main, Federal Republic of Germany (“Goldman Sachs”, and together with BofA, the “Joint Global Coordinators”);

(4)	BNP PARIBAS, 16, boulevard des Italiens, 75009 Paris, France (“BNP”);

(5)
Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany (“Deutsche Bank”, and together with the Joint Global Coordinators and BNP, the “Joint Bookrunners”); and

(6)
Banco Santander, S.A., Paseo de Pereda 9-12, 39004 Santander, Spain (“Santander” or the “Co-Lead Manager”, and the Co-Lead Manager together with the Joint Bookrunners the “Managers” and each a “Manager”, and the Seller and the Managers each a “Party” and together the “Parties”).

RECITALS

(A)
Fresenius Medical Care AG is a German stock corporation (Aktiengesellschaft) existing under the laws of Germany, with registered office at Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Germany, registered with the commercial register of the local court (Amtsgericht) of Hof, Germany, under number HRB 6841 (the “Company”).

(B)
The share capital (Grundkapital) of the Company amounts to EUR 293,413,449.00 and is divided into 293,413,449 ordinary bearer shares with no par value (auf den Inhaber lautende Stückaktien) each with a pro rata amount of the share capital of EUR 1.00 (the “Shares”).

(C)
The Shares are represented by a global share certificate, which is deposited with Clearstream Banking AG. The shareholders’ right to receive individual share certificates is generally excluded by § 5(2) of the articles of association of the Company.

(D)
The Shares are listed in the regulated market (prime standard) at the Frankfurt Stock Exchange (ISIN DE0005785802) and American depositary shares representing the Shares are listed on the New York Stock Exchange.

(E)
As at the date of this Agreement, the Seller holds 94,380,382 Shares, representing 32.17% of the share capital of the Company and intends to sell via the Managers up to 10.5 million Shares (the “Placement Shares”).

NOW, THEREFORE, the Parties enter into the Agreement:

1	Sale and purchase of the Placement Shares

1.1	Certain Definitions

“Closing Date” means 6 March 2025 (T+2) or such other date as the Seller and the Joint Global Coordinators on behalf of the Managers may agree.

“EEA” means the European Economic Area.

“Fresenius Group” means the Seller and its Subsidiaries taken as a whole.

“General Partner” means Fresenius Management SE.

“Germany” means the Federal Republic of Germany.

“Gross Placement Proceeds” shall mean the aggregate payment from investors for the Placement Shares.

“MAR” means Regulation (EU) No. 596/2014, as amended (Market Abuse Regulation).

“Material Adverse Effect” means a material adverse effect on (i) the financial condition (actual or contingent) of the Seller or the Fresenius Group, respectively, (ii) the ability of the Seller to perform its respective obligations under this Agreement and the Pricing Agreement.

“Net Payment Amount” means the Gross Placement Proceeds minus the Base Fee (as defined in Clause 3.1.1 below).

“Offering Materials” means each of the following documents:

(i)	the launch ad hoc release in connection with the Placement prepared by the Seller, dated the date of this Agreement; and

(ii)
the launch press release, dated the date of this Agreement, and the pricing press release, dated the Pricing Date, each as prepared by the Seller and provided to the Managers for use by the Managers in connection with the Placement.

“Placement Period” means the period expected to commence after the end of trading on XETRA on 3 March 2025 (T-1) and which will end before 8:00 a.m. (Frankfurt am Main time) on the next morning which is expected to be 4 March 2025 (T0), which period may be shortened at any time in agreement between the Seller and the Joint Global Coordinators on behalf of the Managers.

“Pricing Agreement” means the pricing agreement substantially in the form set forth in Annex 1 hereto.

“Pricing Date” means the execution date of the Pricing Agreement.

“Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended.

“Relevant Member State” means any member state of the European Economic Area.

“Regulation S” means Regulation S under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Settlement Manager” means BofA Securities Europe SA.

“Subsidiary” means any corporation, limited liability company, association, partnership or other business entity whose results of operations are consolidated in accordance with IFRS with those of the Seller.

“Trade Date” means the date on which the accelerated bookbuilding process is deemed completed, including the allocation of the Placement Shares to investors, and shall be set out in the Pricing Agreement.

1.2	Subject to the terms and conditions set forth in this Agreement, the Managers agree to use their reasonable endeavors to procure purchasers for the Placement Shares, on an agency basis, pursuant to an accelerated bookbuilding process (the “Placement”) during the Placement Period.

1.3
The price per share at which each Placement Share is to be sold to investors by the Managers (the “Placement Price”) and the actual number of Placement Shares to be sold in the Placement will be agreed upon between the Seller and Managers in the Pricing Agreement on the Pricing Date. For the avoidance of doubt, nothing in this Agreement constitutes an obligation or commitment by any Party to enter into the Pricing Agreement (as defined below) or to sell or purchase any Placement Shares.

1.4
Subject to the terms and conditions of this Agreement and the execution of the Pricing Agreement, the Seller agrees to sell the Placement Shares, and each Manager will severally and not jointly purchase and pay for its Relevant Proportion of the number of Placement Shares to be taken up by it, at the Placement Price (as defined below) on the Closing Date.

“Relevant Proportion” means such number of Placement Shares corresponding to the percentage set forth below:

Manager	Proportion
BofA	32.0 per cent.
Goldman Sachs	32.0 per cent.
BNP	15.5 per cent.
Deutsche Bank	15.5 per cent.
Santander	5.0 per cent.
Total:	100 per cent.

1.5
The Managers shall be neither joint debtors nor joint creditors (keine Gesamtschuldner- oder Gesamtgläubigerschaft); there shall be no joint or fractional co ownership in respect of Placement Shares among the Managers (kein Gesamthands- und Miteigentum nach Bruchteilen).

1.6
The Placement will be outside the United States in reliance on Regulation S under the Securities Act and by way of a private placement in the United States only to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in transactions exempt from the registration requirements of the Securities Act.

1.7
With reference to Article 27 of EU Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments (“MiFID II”), and the provisions of applicable national laws implementing such article, the Seller herewith instructs the Managers to place the Placement Shares in accordance with the terms and the placement structure set forth in this Agreement and the Pricing Agreement (specific instruction from the client according to Article 27(1) sentence 2 MiFID II and the provisions of applicable national laws implementing such article, including § 82(4) of the German Securities Trading Act (Wertpapierhandelsgesetz)).

2	Settlement

2.1
The Seller and the Managers agree that the Placement Shares shall be transferred to the Managers concurrently with and in consideration of (Zug-um-Zug) payment of the Net Payment Amount at 9:00 a.m. (Frankfurt am Main time) on the Closing Date free of all costs and rights of third parties. The transfer of the Placement Shares and the payment of the Net Payment Amount will be effected by way of a “payment/delivery transaction” (Zahlungs-/Lieferungsgeschäft) (within the meaning of sec. A no. I in conjunction with sec. B no. XXIV (2) and XXV (2) of the General Terms and Conditions of Clearstream Banking AG dated 2 September 2024–Clearstream GTC).

2.2
The Seller will instruct its custodian bank to transfer the Placement Shares by way of a “payment/delivery transaction” (Zahlungs‑/Lieferungsgeschäft) to the following securities account of the Settlement Manager acting on behalf of the Managers:

Pset: DAKVDEFFXXX
Agent BIC: PARBDEFFXXX
Beneficiary BIC: BOFAFRP4ESF
Beneficiary Account Number (Securities): 7259,

concurrently with and in consideration of (Zug-um-Zug) payment of the respective Net Payment Amount for the Placement Shares. The Settlement Manager will, on behalf of the Managers, make available the Net Payment Amount “payment/delivery transaction” (Zahlungs‑/Lieferungsgeschäft) concurrently with and in consideration of (Zug-um-Zug) the delivery of the Placement Shares on the Seller account (account no. 070 619 8500 at Commerzbank Aktiengesellschaft, Frankfurt am Main (BIC DRESDEFFXXX) (IBAN DE94500800000706198500)).

2.3
It is understood and agreed by the Parties hereto that, irrespective of any closing procedures which involve transfer of possession of such Placement Shares to the Settlement Manager for transfer of possession to the investors or the booking of Placement Shares into a technical settlement account with the Settlement Manager, title to such Placement Shares shall directly be transferred (Direkterwerb) from the Seller to the respective investors. The transfer of title shall be effected by booking of the Placement Shares to the custody account of the respective investors without intermediate ownership by the Settlement Manager or one of the Managers (kein Durchgangserwerb). For the purpose of transfer of title to the Placement Shares to investors, the Seller hereby irrevocably authorizes the Settlement Manager to act as representative (Vertreter) for the Seller and to make the necessary declarations on its behalf to transfer the title. The title to the Placement Shares shall be transferred against payment of the Placement Price for the Placement Shares sold to the respective investors. Such direct transfer of title to the acquiring investors shall fulfil the Seller’s obligations vis-à-vis the Managers to transfer the title to the Placement Shares.

3	Fees and Expenses

3.1	Fees

3.1.1	The Seller will pay to the Managers a base fee as separately agreed (the “Base Fee”), which will be split among the Managers pro-rata according to their Relevant Proportion.

3.1.2	In addition, the Seller, in its sole discretion, may pay to the Joint Bookrunners an additional fee as separately agreed (the “Additional Fee”) which will be split between the Joint Bookrunners by the Seller in its sole discretion. The Seller shall decide upon the payment of the Additional Fee at its sole discretion based upon the performance of the Joint Bookrunners within seven Business Days following the Pricing Date and pay the Additional Fee, if any, within 30 days following the Closing Date.

3.1.3	The Base Fee and the Additional Fee (if any) (together the “Fees”) are payable plus VAT (if applicable).

3.2	Expenses

3.2.1
The Managers shall be responsible for their own costs and expenses, except that the Seller will reimburse the Managers for the costs and expenses for the Managers’ legal advisors to the extent as separately agreed, and the costs and expenses of the Joint Bookrunners for Dealogic/Dealaxis up to a total amount of per Joint Bookrunner to the extent as separately agreed.

3.2.2	The foregoing provision shall survive any completion or termination of this Agreement.

4	Seller’s Representations, Warranties and Undertakings

The Seller represents and warrants by way of an independent guarantee and irrespective of negligence (selbständiges verschuldensunabhängiges Garantieversprechen im Sinne des § 311 BGB) on the date hereof, as of the Pricing Date and as of the Closing Date to each of the Managers that:

4.1
the Seller is a duly incorporated partnership limited by shares (Kommanditgesellschaft auf Aktien) with a societas europaea as general partner under the laws of Germany and European law with power and authority (corporate and other) to own its properties and conduct its businesses;

4.2	the Seller is not in insolvency or liquidation and no reasons for the opening of insolvency proceedings exist;

4.3
this Agreement and the Pricing Agreement and any other relevant transaction documents have been or will have been duly authorized, executed and delivered by the Seller or by the General Partner acting on behalf of the Seller each constitutes or will constitute legal, valid, and binding obligations of the Seller, enforceable in accordance with their respective terms, subject to the laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law);

4.4
the execution, delivery and performance of this Agreement and the Pricing Agreement by the Seller or by the General Partner acting on behalf of the Seller will not conflict with or infringe any applicable law, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Seller or any of its properties, or any agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the properties of the Seller is subject or any provision of the constitutional documents of the Seller and will not result in any violation of the terms of any material instrument or agreement to which the Seller is a party or by which the Seller or its property is bound;

4.5
the most recently published IFRS audited consolidated financial statements, together with the related notes, and the most recently published unaudited consolidated interim financial statements, together with the related notes, issued subsequent thereto (if any) of the Seller present fairly the financial position, results of operations and cash flows of the Seller and its Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with IFRS, applied on a consistent basis, except as otherwise stated therein;

4.6
other than as publicly disclosed, there are no pending proceedings, actions or suits against or affecting either the Seller or the Fresenius Group, which, if determined adversely to it would have a Material Adverse Effect, or which directly relate to the Placement; and to the best of its knowledge no such proceedings, actions or suits are threatened or contemplated;

4.7
the information in the Offering Materials, at the date on which it was made, was true and correct and not misleading. To the best knowledge of the Seller, there are no other facts with respect to the Seller or the Fresenius Group or the Placement Shares the omission of which would, in the context of the Placement, make any information contained in the Offering Materials misleading in any material respect;

4.8
all licenses, consents, approvals, authorizations, orders, and clearances, if any, from all regulatory authorities required by the Seller for or in connection with, the Placement, and the execution of, delivery of and compliance with, the terms of, this Agreement and the Pricing Agreement (if any) have been obtained and are in full force and effect;

4.9
the Seller is the sole legal owner of the Placement Shares, the Placement Shares are fully paid and fully entitled to dividends for the fiscal year 2024 of the Company as well as free from any rights of third parties (except for security interests of the custodian banks) and freely transferable;

4.10
upon delivery of the Placement Shares, the Placement Shares will not be subject to any security interests, charges, liens and encumbrances, pre-emptive rights or any other third party rights (except for any statutory liens in favor of custodial banks in their capacity as “Depotbanken”), and will be freely transferable under applicable German laws under terms as provided in the Company’s articles of association and will rank pari passu in all respects and are fully fungible with the other outstanding ordinary shares of the Company;

4.11
the Placement Shares are validly issued and effectively admitted to trading on the regulated market and the sub-segment of the regulated market with additional post admission obligations (Prime Standard) of the Frankfurt Stock Exchange;

4.12
the sale of the Placement Shares by the Seller in the manner contemplated hereby will not violate the laws applicable in Germany or any other jurisdiction relevant for the actions of the Seller restricting or prohibiting insider trading or insider dealing in securities assuming, to the extent relevant, that such laws would be applicable to the sale of the Placement Shares;

4.13
none of the Seller, any of its affiliates (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act, an “Affiliate”) or any person acting on its or their behalf (other than the Managers, as to whom no representation or warranty is made) has taken or will take, directly or indirectly, any action to facilitate the sale or resale of the Placement Shares through stabilization of the price of any security of the Company;

4.14	none of the Seller, any of its Affiliates or any person acting on its or their behalf (other than the Managers, as to whom no representation or warranty is made):

4.14.1
has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, or has otherwise negotiated or will negotiate in respect of any security under circumstances that would require the registration of any Placement Shares under the Securities Act;

4.14.2	has engaged or will engage in any “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D) with respect to the Placement Shares; or

4.14.3	has engaged or will engage in “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) with respect to the Placement Shares;

4.15
the Company is a “foreign issuer” (as defined in Rule 405 under the Securities Act) and the Seller reasonably believes that there is no “substantial U.S. market interest” (as defined in Rule 902(j) of Regulation S) in the class of securities of which the Placement Shares is part;

4.16
to the knowledge of the Seller, the Company is not, and as a result of the sale of the Placement Shares contemplated herein, will not be, an “investment company” as defined in the United States Investment Company Act of 1940, as amended;

4.17
none of the Seller, any of its Subsidiaries, directors, officers or, to the best knowledge of the Seller, employees or any agent, affiliate or representative of the Seller is an individual or entity (a “Seller Person”) currently the subject of any Sanctions. In this clause “Sanctions” shall be defined collectively as any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of the Foreign Assets Control (“OFAC”), the U.S. Department of State; the United Nations Security Council (“UNSC”); the European Union; United Kingdom’s His Majesty’s Treasury (“HMT”); Germany or any other relevant sanctions authority, including the United Nations.

None of the Seller, any of its Subsidiaries, directors, officers or, to the best knowledge of the Seller, employees, any agent, affiliate or representative of the Seller is owned 50% or more by or otherwise controlled by, or acting on behalf of, one or more Seller Persons subject to Sanctions.

Neither the Seller nor any of its Subsidiaries is located, organized, resident or operating in Afghanistan or a country, region or territory that is the subject or the target of comprehensive, country-wide geographic Sanctions which as of the date of this Agreement include the Crimea, the “Donetsk People’s Republic”, the “Luhansk People’s Republic”, Cuba, Iran, North Korea and Syria as well as the Zaporizhzhia and Kherson regions (each a “Sanctioned Country”) in violation of Sanctions.

The Seller has instituted and maintains policies and procedures designed to prevent violations of Sanctions by the Seller and by persons directly associated with the Seller.

The Seller does not have and do not intend to have any business operations or other dealings in any Sanctioned Country, with any Specially Designated National (SDN) on OFAC’s SDN list or with a designated person targeted by asset freeze sanctions imposed by the United Nations, the European Union or HMT, (i) involving commodities or services of a Sanctioned Country origin, or (ii) shipped to, through, or from a Sanctioned Country, or (iii) shipped on a Sanctioned Country owned or registered vessels or aircraft, or (iv) financing or subsidizing any of the foregoing (i) to (iii), exceeding 5% aggregated in comparison to the Seller’s consolidated total assets or revenues.

The Seller neither knows nor has reason to believe that it or any of its Subsidiaries, directors, officers or employees is or may become subject of Sanctions-related investigations or juridical proceedings.

The performance of this Agreement and any other agreements and documents delivered or executed in connection herewith will not result in a violation of any applicable Sanctions.

It is acknowledged and agreed that the representation and undertaking in this Clause 4.17 shall not be given if and to the extent that it would result in a breach of (i) any provision of Council Regulation (EC) No 2271/1996 of November 22, 1996 (or any law or regulation implementing such regulation in any member state of the European Union), (ii) § 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV) or (iii) the UK Blocking Regulation as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 or (iv) any similar blocking or anti-boycott law in the United Kingdom or elsewhere. The representation in this Clause 4.17 is only sought by and given to any Managers incorporated in or organized under the laws of Germany to the extent that to do so would not result in a violation of or a conflict with the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV);

4.18
the operations of the Seller and, to the best knowledge of the Seller, its Subsidiaries are and have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the money laundering statutes themselves and the rules and regulations thereunder administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) in all material respects and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Seller or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Seller, threatened;

4.19	Anti-Bribery and Anti-Corruption Laws

(i)
neither the Seller nor any of its Subsidiaries or, to the best knowledge of the Seller, any director, officer, agent, employee or affiliate (except for Else Kröner-Fresenius-Stiftung and the Company as to which no representation is being made) of the Seller, or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the UK Bribery Act or any other applicable anti-bribery law or statute, except for such violations, if any, that, as of the date this representation is given, are not expected to result, individually or in the aggregate, in a Material Adverse Effect or would otherwise be material in the context of the Placement;

(ii)
neither the Seller nor, to the best knowledge of the Seller, its Subsidiaries, is currently in breach of the FCPA, to the extent the FCPA is applicable to the Seller and its Subsidiaries, the UK Bribery Act and any other applicable anti-bribery law or statute, that would, or could reasonably be expected to, result in a Material Adverse Effect or would otherwise be material in the context of the Placement; and

(iii)
the Seller and, to the best knowledge of the Seller, its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and compliance with, as applicable, the FCPA, the UK Bribery Act, the OECD Convention on Bribery

of Foreign Public Officials in International Transactions or similar laws or regulations of any other relevant jurisdiction;

4.20
except for the Placement, the Seller is not aware of any inside information as defined in Art. 7 MAR and in other applicable laws with respect to the Seller, the Company or the Placement Shares which is required to be published in accordance with Art. 17(1) MAR or other applicable laws, it being understood, in each case, that the representation in this Clause 4.20 shall not oblige any board member, director, officer or employee of the Seller or the General Partner to disclose any circumstances regarding the Company or its consolidated subsidiaries to the Managers in contradiction of non-disclosure requirements imposed by applicable statutory law or by contractual agreement in connection with his membership/participation in the activities of the supervisory board (Aufsichtsrat) of the Company; the Seller makes no use of its rights under Art. 17(4) MAR and other applicable laws to delay its obligation to publicly disclose inside information relating to itself;

4.21	the Seller has not manipulated, and will not manipulate, the price of any of the Shares or any other security of the Company in violation of MAR or other laws applicable to the Seller;

4.22
none of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Managers, as to whom no representation or warranty is made) has distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Placement Shares, none of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Managers, as to whom no representation is made) shall distribute, any offering or sales materials in connection with the offering and sale of the Placement Shares; and

4.23
no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within Germany, or by any subdivision of or authority therein or thereof having the power to tax in Germany, in connection with (i) the offer, sale, and delivery of the Placement Shares to or for the respective accounts of the Managers in the manner contemplated in this Agreement, (ii) the offer, sale and delivery by the Managers of the Placement Shares to the investors in the manner contemplated in this Agreement, (iii) the authorization, execution or delivery of this Agreement and (iv) the performance of the Seller’s obligations under this Agreement.

5	The Managers’ Representations and Warranties

5.1	Each Manager represents and warrants by way of an independent guarantee and irrespective of negligence (selbständiges verschuldensunabhängiges Garantieversprechen) that:

5.1.1
it acknowledges that the Placement Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except in accordance with an exemption from the registration requirements of the Securities Act;

5.1.2	none of it, any of its Affiliates or any person acting on its or their behalf:

(i)
has made or will make any offer or sale of the Placement Shares as part of its distribution at any time except (a) outside the United States in “offshore transactions” (within the meaning of Regulation S) in reliance on

Regulation S and (b) within the United States only to persons it reasonably believes are “qualified institutional buyers” (as defined in Rule 144A) and to whom an investor letter has been delivered in transactions exempt from the registration requirements of the Securities Act;

(ii)
has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, or has otherwise negotiated or will negotiate in respect of any security under circumstances that would require the registration of any Placement Shares under the Securities Act;

(iii)	has engaged or will engage in any “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D) with respect to the Placement Shares; or

(iv)	has engaged or will engage in “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) with respect to the Placement Shares;

5.1.3
it has not offered or sold, and agrees that it will not offer or sell, any Placement Shares to any persons in the EEA except to such persons that are qualified investors within the meaning of the Prospectus Regulation;

5.1.4
in relation to each Relevant Member State it has not made and will not make an offer to the public of any Placement Shares which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Placement Shares at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)	to legal entities which are qualified investors as defined in the Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation in the case of a member state of the European Economic Area;

provided that no such offer of Placement Shares shall result in a requirement for the publication by the Seller or the Managers of a prospectus pursuant to the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Placement Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the sale and the Placement Shares to be offered so as to enable an investor to decide to purchase any Placement Shares;

5.1.5
it has not made and will not make an offer to the public in the United Kingdom of any Placement Shares which are the subject of the offering contemplated by this Agreement, except that it may make an offer to the public in the United Kingdom of any Placement Shares at any time:

(i)	to legal entities which are qualified investors as defined in the UK Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation); or

(iii)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”);

provided that no such offer of Placement Shares shall result in a requirement for the publication by the Seller or the Managers of a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Placement Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the sale and the Placement Shares to be offered so as to enable an investor to decide to purchase any Placement Shares. The expression “UK Prospectus Regulation” means Regulation 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018;

5.1.6
it has only communicated or caused to be communicated and will only communicate or cause to be communicated in the United Kingdom any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the sale of any Placement Shares, in circumstances in which section 21(1) of the FSMA does not apply to the Seller; and

5.1.7
it has not taken, directly or indirectly, any action which was designed to or which has constituted or which might reasonably be expected to cause the stabilization or manipulation of the price of the Placement Shares.

6	Indemnification

6.1
Without prejudice to the other rights or remedies of the Managers, the Seller agrees with the Managers to indemnify the Managers and any of their affiliates, and each person who controls such Manager (within the meaning of section 15 of the Securities Act or section 20 of the U.S. Securities Exchange Act of 1934) and each of their directors, officers, employees, and agents (“Indemnified Persons” and each an “Indemnified Person”) from and against any losses, claims, damages, liabilities, charges, expenses or demands (or actions in respect thereof, whether threatened or pending), in each case including VAT, if applicable, to which they or any of them may become subject, arising out of, or in relation to, or in connection with

(i)	any actual breach of the representations, warranties, obligations or undertakings contained in or made by the Seller pursuant to this Agreement; or

(ii)
any facts and/or circumstances alleged by a third party which, if accurate, would constitute a breach by the Seller of any of its representations, warranties, obligations or undertakings set out in this Agreement.

In each such case, the Seller agrees to reimburse each such Indemnified Person for any legal or other expenses properly incurred by it in connection with investigating, preparing or defending any such loss, claim, damage, liability or action.

6.2	The following shall apply:

6.2.1
Promptly after receipt by an Indemnified Person under this Clause 6 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the indemnifying party under this Clause 6, notify the indemnifying party in writing of the commencement thereof.

6.2.2
The failure so to notify the indemnifying party (i) will not relieve it from liability under this Clause 6 unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Person other than the indemnification obligation provided in this Clause 6.

6.2.3
The Indemnified Person shall be entitled to appoint counsel (including local counsel) at the indemnifying party’s expense to represent the Indemnified Person in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, retained by the Indemnified Person or parties except as set forth below); provided, however, that the indemnifying party shall be entitled to reject such appointment for cause (wichtigem Grund) within 10 days of receiving notice of such appointment.

6.3
An Indemnified Person shall not be entitled to any indemnification under Clause 6.1 to the extent that the relevant losses, claims, damages or liabilities have been finally judicially determined to have been caused by such Indemnified Person’s willful (Vorsatz) or grossly negligent (grobe Fahrlässigkeit) violation of its warranties, undertakings or other obligations under this Agreement.

6.4
No indemnifying party shall, without the written consent of the Indemnified Person (such consent not to be unreasonably withheld or delayed), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action, suit, proceeding (including any governmental or regulatory investigation), claim or demand (“Action”) in respect of which indemnification or contribution may be sought under this Agreement, unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such Action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

6.5
Without the written consent of the indemnifying party, such consent not to be unreasonably withheld, an Indemnified Person shall not be entitled to effect the settlement of any Action in respect of which indemnification is being sought hereunder. However, an Indemnified Person may settle such Action without such written consent if (i) the indemnifying party has not within 30 calendar days from the date of receipt of the indemnifying party of the aforementioned request, communicated either the granting or the withholding of its consent or (ii) the indemnifying party is in default with its obligation under Clause 6.1 above, to reimburse the Indemnified Person’s legal or other expenses in relation to the Action and such default has continued for 30 calendar days.

6.6	The foregoing indemnities shall remain unaffected by any termination of this Agreement or the completion of the Placement.

7	Conditions Precedent

7.1
The obligations of the Managers under this Agreement shall further be conditional upon the receipt by the Joint Global Coordinators on behalf of the Managers before 09:00 a.m. Frankfurt am Main time on the Closing Date of executed opinions by

7.1.1	Linklaters LLP, legal counsel to the Seller as to German law, in form and substance reasonably satisfactory to the Joint Global Coordinators on behalf of the Managers;

7.1.2	Linklaters LLP, legal counsel to the Seller as to US law, in form and substance reasonably satisfactory to the Joint Global Coordinators on behalf of the Managers;

7.1.3	Latham & Watkins LLP, legal counsel to the Managers as to German law, in form and substance reasonably satisfactory to the Joint Global Coordinators on behalf of the Managers; and

7.1.4	Latham & Watkins LLP, legal counsel to the Managers as to US law, in form and substance reasonably satisfactory to the Joint Global Coordinators on behalf of the Managers,

each dated as of the Closing Date.

7.2	The Joint Global Coordinators on behalf of the Managers may, at their discretion and upon such terms as they think fit, waive compliance with any of the conditions contained in Clause 7.1.

8	Termination

8.1	If the Joint Global Coordinators are, in their discretion, acting in good faith, of the opinion that

8.1.1
at or prior to the time of settlement on the Closing Date (i) any of the representations and warranties made by the Seller is inaccurate or the Seller has not performed its obligations hereunder, or (ii) there shall have been any failure in any material respect to perform any of the Seller’s undertakings or obligations in this Agreement, or

8.1.2
compared to the situation as per the date of the signing of this Agreement there has been any material adverse change, or development reasonably likely to involve a material adverse change, in the condition, business, results of operations or prospects of (i) the Seller or the Fresenius Group, or (ii) the Company, or the Company and its subsidiaries taken as a whole, which occurs or is made public on or after the date of this Agreement, provided that the effect of such change makes it, in the good faith judgement of the Joint Global Coordinators on behalf of the Managers, impracticable or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, or

8.1.3
a suspension, limitation or interruption of the trading of the financial instruments issued by the Company or more generally of the financial instruments negotiated in the regulated market at the Frankfurt Stock Exchange, the London Stock Exchange or the New York Stock Exchange, or

8.1.4	a suspension, by a competent authority, of the banking activities or securities settlement or clearance in Germany, the United States or the United Kingdom, or

8.1.5
a suspension, limitation or interruption of the clearing and/or of the settlement/delivery systems on the regulated market at the Frankfurt Stock Exchange, the London Stock Exchange or the New York Stock Exchange, or

8.1.6	any outbreak or escalation of hostilities, act of terrorism, or the declaration by the United States, Germany or the United Kingdom of a national emergency or war or other calamity or crisis, or

8.1.7
any material adverse change or development involving a prospective material adverse change in or affecting the financial markets in the United States, the United Kingdom or the EEA or in international financial, political or economic conditions, currency exchange rates or exchange controls, which in the circumstances of Clauses 8.1.2 through 8.1.7, in the good faith judgment of the Joint Global Coordinators, upon consultation of the Seller (to the extent practicable), would make inadvisable or impracticable or would prejudice materially the Placement and/or the settlement/delivery of the Placement Shares, the Joint Global Coordinators on behalf of the Managers shall be entitled to terminate this Agreement by written notice to the Seller prior to closing.

8.2
Consequences of termination. Upon such termination, no Party shall be under any liability to any other Party in respect of this Agreement, except that all provisions in Clause 3.2, 6, 13 and 14 in this Agreement shall continue in full force and effect.

9	Announcement

The Seller undertakes that it will not, without prior consent of the Joint Global Coordinators on behalf of the Managers, make any announcements or public statements or publish any documents which announce the role of the Managers in connection with the Placement or this Agreement.

10	Lock-up Undertaking

The Seller undertakes that during the period ending 180 days after the end of the date of this Agreement (the “Lock-up Period”) it will not, without the prior written consent of the Joint Global Coordinators on behalf of the Managers, at any time, sell, contract to sell, offer, pledge, assign, grant any option over or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities exchangeable for or convertible into, or substantially similar to, Shares, or enter into any other transaction with the same economic effect.

The foregoing restrictions shall not apply to

10.1	the transfer (sale/assignment) of the Placement Shares in connection with this Agreement;

10.2	any sale, transfer or disposal of Shares held by the Seller to any of its affiliates, provided that such affiliate agrees to the lock-up undertaking provided herein;

10.3	any sale, transfer or disposal of Shares to the Company in connection with any share buyback by the Company in whichever form; and

10.4
the (i) concurrent issue by the Seller of exchangeable bonds exchangeable into ordinary bearer shares of the Company and (ii) any potential collar transaction with respect to the Shares during the Lock-up Period.

The foregoing provision shall survive any modification, completion or termination of this Agreement.

11	Confidentiality

The Seller undertakes not to disclose, without the prior written consent of the Joint Global Coordinators on behalf of the Managers, in writing or orally any recommendations or advice provided by the Managers in connection with this Agreement to any third parties, except for such advisors of the Seller which are also obliged to maintain confidentiality.

12	Communications

Any notice or communication relating to this Agreement shall be given written form to the following addresses:

12.1	if to the Seller:

Fresenius SE & Co. KGaA
Else-Kröner-Str. 1
61352 Bad Homburg vor der Höhe
Federal Republic of Germany

Attention:	Juliane Beckmann
Telephone:	+ 49 (0) 6172 608 5118

12.2	if to the Joint Bookrunners:

BNP PARIBAS
16, rue des Italiens
75009 Paris
France

Attention:	Head of EQL
Email:	ecm.coo.office@uk.bnpparibas.com

BofA Securities Europe SA
51 rue La Boétie
75008 Paris
France

Attention:	Equity Capital Markets Syndicate Desk
Email:	ecm_paris@bofa.com

Deutsche Bank Aktiengesellschaft
Taunusanlage 12
60325 Frankfurt am Main
Federal Republic of Germany

Attention:	Josef Ritter
Email:	Josef.Ritter@db.com

Goldman Sachs Bank Europe SE
Marienturm
Taunusanlage 9-10
60329 Frankfurt am Main
Federal Republic of Germany

Attention:	Equity Capital Markets
Email:	eq-synd-GSBE@ny.email.gs.com

12.3	if to the Co-Lead Manager:

Banco Santander, S.A.
Paseo de Pereda 9-12
39004 Santander
Spain

Attention:	Fabrizio Giordano, Javier Mata
Email:	dlecmeurope@gruposantander.com;
Fabrizio.Giordano@santandercib.co.uk;
franjmata@gruposantander.com

13	Recognition of U.S. Special Resolution Regimes

13.1
In the event that any Manager that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from any such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

13.2
In the event that any Manager that is a Covered Entity or a Covered Affiliate of such Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

13.3	For the purposes of this Clause 13, the following definitions shall apply:

“Covered Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable;

“U.S. Special Resolution Regime” means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

14	Miscellaneous

14.1	This Agreement shall be governed by, and construed in accordance with, the laws of Germany.

14.2	Any non-contractual rights and obligations arising out of or in connection with this Agreement shall also be governed by the laws of Germany.

14.3	Place of performance is Frankfurt am Main, Germany.

14.4
Any action or other legal proceedings (the “Proceedings”) arising out of or in connection with this Agreement shall be brought in the District Court (Landgericht) in Frankfurt am Main, Germany. Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

14.5	Any provision of this Agreement, including this Clause 14.5, may be amended or supplemented only if the Seller and the Managers so agree in writing.

14.6
For purposes of identifying the contracting party and beneficial owner pursuant to § 3(1) German AML law (Geldwäschegesetz - GwG), the Seller confirms that it conducts the arrangement made by this Agreement for its own account.

14.7
The Seller acknowledges and agrees that the Managers are acting solely pursuant to a contractual relationship with the Seller on an arm’s-length basis with respect to the Placement (including in connection with determining the terms of the Placement) and that in connection with the Placement and the process leading to such transaction, the Managers have not acted as and is not a financial adviser or a fiduciary of the Seller or the Seller’s stockholders, creditors, employees, Affiliates or any other party. The Managers have not assumed and will not assume an advisory or fiduciary responsibility in favor of the Seller with respect to the Placement or the process leading to the Placement (irrespective of whether any Manager has advised or is currently advising the Seller on other matters) and the Managers have no obligation to the Seller with respect to the Placement except the obligations expressly set out in this Agreement. The Seller further acknowledges and agrees that the Managers and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Seller and that the Managers have not provided any legal, accounting, regulatory or tax advice with respect to the Placement. The Seller confirms that it has consulted its own legal, accounting, regulatory and tax advisers to the extent it deemed appropriate.

Annex 1
Form of Pricing Agreement

Pricing Agreement

THIS PRICING AGREEMENT (the “Pricing Agreement”) is made on 4 March 2025 between:

(1)	Fresenius SE & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Federal Republic of Germany (the “Seller”);

(2)	BofA Securities Europe SA, 51 rue La Boétie, 75008 Paris, France (“BofA”);

(3)	Goldman Sachs Bank Europe SE, Marienturm, Taunusanlage 9-10, 60329 Frankfurt am Main, Federal Republic of Germany (“Goldman Sachs”, and together with BofA, the “Joint Global Coordinators”);

(4)	BNP PARIBAS, 16, boulevard des Italiens, 75009 Paris, France (“BNP”);

(5)
Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany (“Deutsche Bank”, and together with the Joint Global Coordinators and BNP, the “Joint Bookrunners”); and

(6)
Banco Santander, S.A., Paseo de Pereda 9-12, 39004 Santander, Spain (“Santander” or the “Co-Lead Manager”, and the Co-Lead Manager together with the Joint Bookrunners the “Managers” and each a “Manager”, and the Seller and the Managers each a “Party” and together the “Parties”).

RECITAL

Further to the share purchase agreement between the Seller and the Managers, dated 3 March 2025 (the “Share Purchase Agreement”), it is hereby agreed as follows:

1	Determinations

1.1	Number of Placement Shares

The number of Placement Shares shall be [●].

1.2	Placement Price

The Placement Price at which the Placement Shares shall be sold to investors shall be EUR [●] per Placement Share.

1.3	Gross Placement Proceeds

The Gross Placement Proceeds amount to EUR [●].

1.4	Trade Date, Closing Date

1.4.1	The Trade Date is 4 March 2025 (T0).

1.4.2	The Closing Date shall be 6 March 2025 (T+2).

2	Definitions

Terms defined in the Share Purchase Agreement shall have the same meaning in this Pricing Agreement unless otherwise defined herein.

3	Seller’s Representations and Warranties

The Seller confirms, represents and warrants by way of an independent guarantee and irre-spec-tive of negligence (selbständiges verschuldensunabhängiges Garantie-ver-spre-chen), the accuracy of the representations and warranties set forth in Clause 4 of the Share Purchase Agreement as of the time of this Pricing Agreement.

4	Pricing Agreement

The Seller and the Managers each acknowledge and agree that this Pricing Agreement forms part of and shall be read in conjunction with the Share Purchase Agreement.

5	Miscellaneous

5.1	This Pricing Agreement shall be governed by, and construed in accordance with, the laws of Germany.

5.2	Any non-contractual rights and obligations arising out of or in connection with this Pricing Agreement shall also be governed by the laws of Germany.

5.3	Place of performance is Frankfurt am Main, Germany.

5.4
Any action or other legal proceedings (the “Proceedings”) arising out of or in connection with this Pricing Agreement shall be brought in the District Court (Landgericht) in Frankfurt am Main, Germany. Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

5.5	Any provision of this Pricing Agreement, including this Clause 5.5, may be amended or supplemented only if the Seller and the Managers so agree in writing.

Signature Page to the
Share Purchase Agreement

This Agreement has been entered into on the date first above written.

FRESENIUS SE & CO. KGAA
represented by FRESENIUS MANAGEMENT SE, its general partner

/s/ Sara Hennicken	/s/ Thomas Neidert
By: Sara Hennicken, CFO	By: Thomas Neidert, SVP Global Treasury

S-1

Signature Page to the
Share Purchase Agreement

This Agreement has been entered into on the date first above written.

BOFA SECURITIES EUROPE SA

/s/ Jerome Renard
By: Jerome Renard, Head of EU ECM

GOLDMAN SACHS BANK EUROPE SE

/s/ Jens Hofmann	/s/ Philipp Suess
By: Jens Hofmann, Managing Director	By: Philipp Suess, Managing Director

BNP PARIBAS

/s/ Carsten Schwefer	/s/ Thierry Petit
By: Carsten Schwefer, Managing Director	By: Thierry Petit, Managing Director

DEUTSCHE BANK AKTIENGESELLSCHAFT

/s/ Heiko Leopold	/s/ Rico Pedrett
By: Heiko Leopold	By: Rico Pedrett

BANCO SANTANDER, S.A.

/s/ Javier Mata	/s/ Pablo Mateo
By: Javier Mata	By: Pablo Mateo

S-2